UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 23, 2007

INDUSTRIAL DISTRIBUTION GROUP, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-13195	58-2299339

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

950 East Paces Ferry Road, N.E.
Suite 1575
Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (404) 949-2100
NOT APPLICABLE
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.
     Subsequent to the distribution of the 2007 Proxy Statement of Industrial Distribution Group, Inc. (the “Company”), the Company received critical comments from a third party shareholder services company regarding the request that stockholders approve the Company 2007 Stock Incentive Plan (the “Stock Incentive Plan”). The Company originally drafted the Stock Incentive Plan to include a one-to-one share count ratio on restricted stock and certain other awards granted under the Stock Incentive Plan. The shareholder services company has confirmed it would withdraw its objection to approval of the Stock Incentive Plan if the Stock Incentive Plan were to provide for an increased share count ratio with respect to such awards, so that the Company would remain below the shareholder value transfer calculation limit the shareholder services company considers to be appropriate for the Stock Incentive Plan viewed together with the Company’s Management Incentive Plan. The Company believes stockholder approval of the Stock Incentive Plan is in the best interest of the Company and its stockholders, and that continued objection by the shareholders services company to the original share count ratio might frustrate obtaining stockholder approval. As a result, effective April 23, 2007, the Company revised the Stock Incentive Plan to increase the share count ratio by revising Section 4.1(b) thereof.
     The 2007 Stock Incentive Plan, reflecting the revised Section 4.1(b), is filed herewith as Exhibit 10.9 and incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d)      Exhibits:
10.9	The Industrial Distribution Group, Inc. 2007 Stock Incentive Plan, approved by the Board of Directors of the Company on February 21, 2007 and revised April 23, 2007, to be effective May 1, 2007, if approved by the stockholders of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 23, 2007

/s/ Jack P. Healey
Jack P. Healey
Executive Vice President and Chief Financial Officer